Exhibit 99.1

       Eline Entertainment's Storm Depot International Subsidiary Adds New Dealer; Seeks to Add Four Additional Dealers on Florida's West Coast

Knoxville, Tennessee - June 12, 2006 -- Storm Depot International, a subsidiary of Eline Entertainment Group, Inc. (OTC Pink Sheets: EEGI), announced today the appointment of a new dealer for its E-Panel Hurricane shutters and hurricane protection products. The addition of this new dealer, located in Jupiter, Florida, strengthens the company's presence in northern Palm Beach County, as well as expands its independent dealer network to 15, including now 10 on the east coast of Florida.

The company also announced that it has begun the process of reviewing applications for and initiating negotiations with prospective new independent dealers in the greater Tampa/St. Petersburg/Clearwater area. The company plans bring onboard a total of four new dealers within the next 30 days, which will increase its Florida west coast presence to a total of 9 independent dealers.

The 2006 hurricane season, which is considered to begin on June 1st and end on November 30th, is already off to an active start with Tropical Storm Alberto the first named storm of the season. Alberto currently has maximum sustained winds near 70 miles per hour and forecasters with the U.S. National Hurricane Center have stated that it has the potential to become the season's first hurricane within the next 24 hours.

Hurricane forecasters are once again predicting an above average hurricane season for 2006, with Florida having a high probability of being impacted by a hurricane. Hurricane weather experts William M. Gray and Phil Klotzbach, from the University of Colorado, have predicted another active hurricane season, with 17 named storms, 9 hurricanes and 5 major hurricanes during the 2006 season.

About Eline Entertainment

Eline Entertainment Group, Inc. provides manufacturing solutions through the design, sourcing and distribution of specialty materials, systems and related supplies. The Company's Storm Depot International subsidiary distributes hurricane protection products, including its proprietary E-Panel, a lightweight translucent hurricane panel, through a network of licensed dealers and independent retailers. The company's dealer outlets offer the public and the contracting trade a one-stop shopping solution for a broad range of hurricane protection and preparedness products. Storm Depot recently announced the initiation of a program to open a series of company-owned retail stores that will sell direct to consumers and independent contractors an array of hurricane protection and preparedness products.

Eline also holds a controlling interest in the voting securities of CTD Holdings, Inc. (OTCBB: CTDH), which sells cyclodextrins (CDs) and provides consulting services in the area of commercialization of cyclodextrin applications. CDs have applications in the areas of biotechnology, cosmetics, foodstuffs, pharmaceuticals, and toxic waste treatment, among others.

This press release contains forward-looking statements, some of which may relate to Eline Entertainment Group, Inc., and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Eline Entertainment Group, Inc.'s filings with the Securities and Exchange Commission.